EXHIBIT 5

                                   December 1, 1995


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

          RE:  Newell Co.
               Registration Statement on Form S-3

Ladies and Gentlemen:

          We are acting as counsel for Newell Co., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 253,101 shares of common stock, par value $1.00 per share, of the Company and the related Preferred Stock Purchase Rights attached thereto (collectively the "Shares") purchased by the trustee of the Company's Long-Term Investment and Savings Plan (the "Plan"), on behalf of participants in the Plan, which are the subject of the Company's rescission offer described in the Registration Statement.
In this connection we have examined such documents and have made such factual and legal investigations as we have deemed necessary or appropriate for the purpose of this opinion.

          Based upon the foregoing, it is our opinion that (i) the Shares, when sold in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable and (ii) the provisions of the written documents constituting the Plan comply with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions.

          We draw to your attention, however, that the Wisconsin Supreme Court has held that the provisions of a predecessor of Section
180.0622 of the Wisconsin Business Corporation Law relating to shareholders' liability for employee wages are applicable to foreign corporations qualified to do business in the State of Wisconsin, such as the Company.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the Registration Statement.

                                   Very truly yours,

                                   SCHIFF HARDIN & WAITE


                                   By:  /s/ Linda J. Wight
                                        --------------------------
                                        Linda J. Wight